For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Third Quarter 2017 Results

Beats Expectations, Raises Guidance

WEST PALM BEACH, Fla., October 31, 2017-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 134 hotels wholly or through joint ventures, today announced results for the third quarter ended September 30, 2017. The company also provided its initial guidance for the 2017 fourth quarter and updated its full-year guidance.

Third Quarter 2017 Key Metrics

•
Portfolio Revenue per Available Room (RevPAR) - Increased 1.0 percent, at the upper end of guidance, to $146, compared to the 2016 third quarter, for Chatham’s 39, wholly owned hotels. Average daily rate (ADR) improved 0.5 percent to $173 and occupancy grew 0.5 percent to 85 percent.

◦	RevPAR improved 0.2 percent excluding four hotels in Houston where RevPAR rose 13.0 percent.

•	Net Income - Rose to $14.5 million versus $13.4 million in the 2016 third quarter. Net income per diluted share improved to $0.36 versus $0.35 in the 2016 third quarter.

•	Adjusted EBITDA - Was off marginally, $0.1 million, or 0.1 percent, to $37.2 million.

•
Adjusted FFO - Decreased $0.5 million or 1.7 percent to $27.0 million versus $27.5 million in the 2016 third quarter. Adjusted FFO per diluted share was $0.68 versus $0.71 in the 2016 third quarter, compared to the company’s guidance of $0.63-$0.67 per share.

•	Operating Margins - Slipped 130 basis points, but remained a strong 49.3 percent. Comparable hotel EBITDA margins were off 100 basis points to 42.7 percent.

•
Consolidated Financial Results

The following is a summary of the consolidated financial results for the three and nine months ended September 30, 2017. RevPAR, ADR and occupancy for 2017 and 2016 are based on hotels owned as of September 30, 2017 ($ in millions, except per share, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$14.5	$13.4	$24.2	$29.0
Diluted net income per common share	$0.36	$0.35	$0.61	$0.74
RevPAR	$146	$145	$137	$136
ADR	$173	$172	$173	$169
Occupancy	85%	84%	80%	81%
Adjusted EBITDA	$37.2	$37.3	$100.4	$101.7
GOP Margin	49.3%	50.6%	48.6%	49.4%
Hotel EBITDA Margin	42.7%	43.7%	41.7%	42.5%
AFFO	$27.0	$27.5	$70.3	$72.0
AFFO per diluted share	$0.68	$0.71	$1.79	$1.87
Dividends per share	$0.33	$0.33	$0.99	$0.97
Operating Results
“Our third quarter results performed well and were bolstered further by the additional demand created by the devastating hurricanes, Harvey and Irma. Four hotels in Houston and our hotels in Fort Lauderdale and Orlando, Fla., had strong improvements,” said Jeffrey H. Fisher, Chatham’s president and chief executive officer. “Even though we had to evacuate our Residence Inn Fort Lauderdale and our SpringHill Suites Savannah for a few days, these hotels held up very well due to their high-quality construction, as well as the extraordinary efforts of our staff on the ground. Thankfully, our hotels suffered little damage.”

Third quarter RevPAR performance for certain key markets:

•	Silicon Valley RevPAR rose 0.5 percent to $202 driven primarily by an increase in occupancy.

•	RevPAR at Chatham’s three San Diego hotels advanced 2.6 percent.

•	Four Houston hotels experienced a RevPAR gain of 13.0 percent due to increased demand related to Hurricane Harvey.

•	Two Los Angeles area hotels experienced a RevPAR decline of 2.1 percent.

•	RevPAR at the company’s three Boston hotels decreased 0.9 percent.

•	Our two Denver hotels saw RevPAR grow 0.6 percent.

“We outperformed our EBITDA and FFO expectations as same-store hotel EBITDA margins beat the upper-end of our guidance range by 20 basis points and, although down year-over-year, remain the highest in the industry at a very strong 42.7 percent. We are dedicating resources to ensure we remain hyper-focused on expense controls which helps us minimize margin declines while RevPAR growth is close to zero and operating expenses, primarily labor related, are rising.

“We expect our Houston area hotels to generate strong RevPAR growth for the remainder of 2017, and, combined with better than expected margin performance, we are confident in raising our outlook for the remainder of the year,” Fisher concluded.

Strategic Recycling Program and Hotel Investments

Chatham previously indicated that it had entered into separate agreements to sell two of its hotels for gross proceeds of approximately $80 million. The sales agreements called for both hotels’ mortgages to be assumed by the buyers. The $47 million sale of one hotel was terminated recently as the servicer did not approve the loan assumption. The remaining $33 million sale of a hotel is still active and pending. Closing of the sale is subject to many conditions.

Chatham is actively pursuing acquisitions and intends to use the proceeds from any asset sales to acquire hotels. In September, the company acquired the 131-room Hilton Garden Inn Portsmouth Downtown in N.H., for $43.5 million, or approximately $332,000 per room. This property is located in the absolute center of downtown Portsmouth, a beautiful, historic, waterfront community. The hotel enjoys the best location within downtown Portsmouth and benefits from strong, diversified demand, including leisure and corporate, as well as government business related to a thriving naval yard. Opened in June 2006, the Hilton Garden Inn Portsmouth Downtown was fully renovated within the past two years and will require no major capital investment until 2022. The hotel was constructed with a timeless design that adheres to strict local requirements and aligns well with the city’s historic charm.

“As Jeff stated earlier this year, we continue to seek ways to deliver incremental value through opportunistic capital recycling and the reinvestment of those proceeds into hotels in higher growth markets with higher cash-on-cash returns and limited CAPEX requirements,” highlighted Dennis Craven, Chatham’s chief operating officer. “Although one of the sales fell through, we continue to pursue further asset sales, as well as other acquisitions and ground-up developments, including the Silicon Valley redevelopments. We expect these transactions will be accretive to our net asset value and FFO per share.”

During the third quarter, the company completed the renovation of the Homewood Suites Maitland, Fla. and commenced the extensive renovations of the Homewood Suites hotels in Bloomington, Minn. and Brentwood, Tenn. The company expects to complete those renovations during the fourth quarter. The company invested approximately $21.4 million in hotel upgrades year-to-date.

Capital Markets & Capital Structure

As of September 30, 2017, the company had net debt of $593.2 million (total consolidated debt less unrestricted cash). Total debt outstanding was $604.5 million at an average interest rate of 4.6 percent, comprised of $529.5 million of fixed-rate mortgage debt at an average interest rate of 4.6 percent and $75.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 4.0 percent interest rate.

Chatham’s leverage ratio was approximately 39.5 percent at September 30, 2017, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed-rate debt is February 2024 with the earliest maturity in 2021. As of September 30, 2017, Chatham’s proportionate share of joint venture debt and unrestricted cash was $165.4 million and $3.1 million, respectively.

On September 30, 2017, as defined in the company’s credit agreement, Chatham’s fixed charge coverage ratio, including its interest in the two joint ventures with Colony NorthStar, was 3.3 times, and total net debt to trailing 12-month corporate EBITDA was 6.0 times. Excluding its interest in the two joint ventures, Chatham’s fixed charge coverage ratio was 3.5 times, and net debt to trailing 12-month corporate EBITDA was 5.4 times.

During the third quarter, Chatham sold 0.6 million shares under its at-the-market (“ATM”) and direct stock purchase (“DSPP”) programs at a weighted average price of $20.92 per share.

Joint Venture Investments
During the quarter, the Innkeepers and Inland joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $4.9 million and $2.9 million, respectively. Adjusted EBITDA was within the company’s guidance range and adjusted FFO from the joint ventures finished $0.1 million above guidance for the quarter. Year-over-year, Adjusted EBITDA and Adjusted FFO contributed by the joint ventures was down $0.1 million and $0.2 million, respectively.

Chatham received distributions from its joint venture investments of $1.3 million during the 2017 third quarter.

Dividend

Chatham currently pays a monthly dividend of $0.11 per common share.

2017 Guidance

The company updated and raised its full-year guidance based on its third quarter outperformance, as well as an improved outlook for the balance of the year and provided initial guidance for the 2017 fourth quarter:

•	Industrywide RevPAR growth of 0 to 3 percent in 2017

•	Renovations at the following hotels:

◦	Homewood Suites in Bloomington, Minn., and Brentwood, Tenn., starting in the third quarter, with expected completion in the fourth quarter

◦	Residence Inn San Diego Mission Valley, beginning in the fourth quarter with a targeted completion date in the 2018 first quarter

•	Pending dispositions and acquisitions are not included

•	No additional acquisitions, dispositions, debt or equity issuance

	Q4 2017	2017 Forecast
RevPAR	$117-$119	$132-$133
RevPAR growth	-1.0%-1.0%	0.3%-0.8%
Total hotel revenue	$67.0-$68.3 M	$293.0-$294.3 M
Net income	$1.0-$2.0 M	$25.2-$26.2 M
Net income per diluted share	$0.02-$0.05	$0.63-$0.66
Adjusted EBITDA	$25.0-$26.0 M	$125.6-$126.6 M
Adjusted FFO	$14.5-$15.5 M	$85.0-$86.0 M
Adjusted FFO per diluted share	$0.35-$0.38	$2.14-$2.17
Hotel EBITDA margins	36.0%-36.5%	40.4%-40.7%
Corporate cash administrative expenses	$2.2 M	$9.1 M
Corporate non-cash administrative expenses	$1.0 M	$3.8 M
Interest expense (excluding fee amortization)	$7.1 M	$27.5 M
Non-cash amortization of deferred fees	$0.3 M	$0.9 M
Income taxes	$0.0 M	$0.3 M
Chatham’s share of JV EBITDA	$3.1-$3.3 M	$16.0-$16.2 M
Chatham’s share of JV FFO	$1.0-$1.2 M	$7.9-$8.1 M
Weighted average shares/units outstanding	41.0 M	39.7 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call

The company will hold its third quarter 2017 conference later today at 10:30 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s website, http://chathamlodgingtrust.com/, or www.streetevents.com, or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Tuesday, November 7, 2017, by dialing 1-844-512-2921, reference number 13672289. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 134 hotels totaling 18,341 rooms/suites, comprised of 39 properties it wholly owns with an aggregate of 5,843 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (4) Adjusted EBITDA and (5) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including hotel property acquisition costs and other charges, losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including hotel property acquisition costs and other charges, gains or losses on the sale of real estate, losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, hotel property acquisition costs, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;

•	EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•
Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a second-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets:
Investment in hotel properties, net	$1,263,183	$1,233,094
Cash and cash equivalents	11,282	12,118
Restricted cash	27,693	25,083
Investment in unconsolidated real estate entities	25,448	20,424
Hotel receivables (net of allowance for doubtful accounts of $249 and $155, respectively)	7,691	4,389
Deferred costs, net	4,882	4,642
Prepaid expenses and other assets	4,350	2,778
Deferred tax asset, net	—	426
Total assets	$1,344,529	$1,302,954
Liabilities and Equity:
Mortgage debt, net	$527,144	$530,323
Revolving credit facility	75,000	52,500
Accounts payable and accrued expenses	32,763	27,782
Distributions and losses in excess of investments of unconsolidated real estate entities	5,975	6,017
Distributions payable	5,217	4,742
Total liabilities	646,099	621,364
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2017 and December 31, 2016	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 39,839,476 and 38,367,014 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	395	380
Additional paid-in capital	752,148	722,019
Retained earnings (distributions in excess of retained earnings)	(60,097)	(45,657)
Total shareholders’ equity	692,446	676,742
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	5,984	4,848
Total equity	698,430	681,590
Total liabilities and equity	$1,344,529	$1,302,954

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Room	$76,221	$74,736	$213,415	$211,438
Food and beverage	1,378	1,494	4,353	4,728
Other	3,052	2,699	8,465	7,689
Cost reimbursements from unconsolidated real estate entities	753	804	2,302	2,728
Total revenue	81,404	79,733	228,535	226,583
Expenses:
Hotel operating expenses:
Room	15,618	15,068	44,147	43,453
Food and beverage	1,307	1,280	3,770	3,703
Telephone	410	449	1,205	1,300
Other hotel operating	737	563	2,047	1,790
General and administrative	5,906	5,652	17,534	16,848
Franchise and marketing fees	6,366	6,157	17,758	17,293
Advertising and promotions	1,353	1,203	3,955	3,899
Utilities	2,708	2,684	7,431	7,301
Repairs and maintenance	3,467	3,084	9,898	9,443
Management fees	2,693	2,558	7,511	7,171
Insurance	297	318	925	993
Total hotel operating expenses	40,862	39,016	116,181	113,194
Depreciation and amortization	10,944	11,997	34,662	36,753
Impairment loss	—	—	6,663	—
Property taxes, ground rent and insurance	5,349	5,417	15,710	15,454
General and administrative	3,151	2,992	9,706	9,076
Hotel property acquisition costs and other charges	(15)	49	—	359
Reimbursed costs from unconsolidated real estate entities	753	804	2,302	2,728
Total operating expenses	61,044	60,275	185,224	177,564
Operating income	20,360	19,458	43,311	49,019
Interest and other income	9	7	27	43
Interest expense, including amortization of deferred fees	(7,065)	(7,082)	(20,830)	(21,211)
Loss on early extinguishment of debt	—	—	—	(4)
Income from unconsolidated real estate entities	1,189	1,051	2,031	1,346
Loss on sale from unconsolidated real estate entities	—	—	—	(8)
Income before income tax benefit (expense)	14,493	13,434	24,539	29,185
Income tax benefit (expense)	—	12	(317)	(167)
Net income	14,493	13,446	24,222	29,018
Net income attributable to noncontrolling interests	(101)	(91)	(167)	(195)
Net income attributable to common shareholders	$14,392	$13,355	$24,055	$28,823

Income per Common Share - Basic:
Net income attributable to common shareholders	$0.36	$0.35	0.62	$0.75
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.36	0.35	$0.61	0.74
Weighted average number of common shares outstanding:
Basic	39,298,974	38,307,382	38,731,900	38,293,704
Diluted	39,550,494	38,567,462	38,960,455	38,520,689
Distributions declared per common share:	$0.33	$0.33	$0.99	$0.97

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Funds From Operations (“FFO”):
Net income	$14,493	$13,446	$24,222	$29,018
Loss on sale from unconsolidated real estate entities	—	—	—	8
Depreciation	10,890	11,944	34,501	36,593
Impairment loss	—	—	6,663	—
Adjustments for unconsolidated real estate entity items	1,668	2,052	4,902	6,028
FFO attributable to common share and unit holders	27,051	27,442	70,288	71,647
Hotel property acquisition costs and other charges	(15)	49	—	359
Loss on early extinguishment of debt	—	—	—	4
Adjustments for unconsolidated real estate entity items	—	2	15	26
Adjusted FFO attributable to common share and unit holders	$27,036	$27,493	$70,303	$72,036
Weighted average number of common shares and units
Basic	39,594,166	38,565,157	39,006,396	38,551,479
Diluted	39,845,686	38,825,237	39,234,951	38,778,464

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$14,493	$13,446	$24,222	$29,018
Interest expense	7,065	7,082	20,830	21,211
Income tax (benefit) expense	—	(12)	317	167
Depreciation and amortization	10,944	11,997	34,662	36,753
Adjustments for unconsolidated real estate entity items	3,708	3,934	10,844	11,884
EBITDA	36,210	36,447	90,875	99,033
Hotel property acquisition costs and other charges	(15)	49	—	359
Impairment loss	—	—	6,663	—
Loss on early extinguishment of debt	—	—	—	4
Adjustments for unconsolidated real estate entity items	13	4	55	40
Loss on sale from unconsolidated real estate entities	—	—	—	8
Share based compensation	999	759	2,785	2,256
Adjusted EBITDA	$37,207	$37,259	$100,378	$101,700

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended		For the nine months ended
		September 30,		September 30,
		2017	2016	2017	2016

Net Income		$14,493	$13,446	$24,222	$29,018
Add:	Interest expense	7,065	7,082	20,830	21,211
	Income tax expense	—	—	317	167
	Depreciation and amortization	10,944	11,997	34,662	36,753
	Corporate general and administrative	3,151	2,992	9,706	9,076
	Hotel property acquisition costs and other charges	—	49	—	359
	Impairment loss	—	—	6,663	—
	Loss on early extinguishment of debt	—	—	—	4
	Loss on sale from unconsolidated real estate entities	—	—	—	8
Less:	Interest and other income	(9)	(7)	(27)	(43)
	Hotel property acquisition costs and other charges	(15)	—	—	—
	Income tax benefit	—	(12)	—	—
	Income from unconsolidated real estate entities	$(1,189)	$(1,051)	$(2,031)	$(1,346)
	Adjusted Hotel EBITDA	$34,440	$34,496	$94,342	$95,207